Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing Form S-1 Regulation Statement of our report April 1, 2024, relating to our audit the financial statements of Safety Shot, Inc. (formerly known as Jupiter Wellness, Inc.) as of December 31, 2023 and 2022 and for the periods then ended, and the reference to our firm under the caption “Experts” in the Offering Statement.

/s/ M&K CPAS, PLLC
The Woodlands, Texas
February 4, 2025